Exhibit 99.1

Press Release

For Immediate Release

Beazer Homes Announces Closing of Offerings of

Common Stock and Tangible Equity Units

ATLANTA, May 10, 2010 – Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) (the “Company”) announced today the closing of its concurrent underwritten public offerings of 12.5 million shares of its common stock and 3.0 million 7.25% tangible equity units. The Company has granted the underwriters in the common stock and tangible equity units offerings a 30-day option to purchase up to an additional 1.875 million shares of common stock and 450,000 tangible equity units, respectively, to cover over-allotments. The Company received proceeds of $141,743,750 from the offerings, after underwriting discounts and commissions.

The Company’s public offering of 9.125% senior unsecured notes due 2018 is expected to close on May 20, 2010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Copies of the prospectuses related to these offerings may be obtained from the following: Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (Attention: Prospectus Department; Telephone: (800) 831-9146; E-mail: batprospectusdept@citi.com) or Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (Telephone: 800-221-1037).

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia.

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, changing market conditions, the Company’s ability to satisfy the conditions to closing the offerings and the Company’s ability to repurchase its outstanding notes from time to time. For more information, see the Company’s filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

Jeff Hoza

Vice President, Treasurer

770-829-3700

jhoza@beazer.com